Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
National Health Investors, Inc.
Murfreesboro, Tennessee
     We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our reports dated February 20, 2010, relating to the consolidated financial statements, the effectiveness of National Health Investors, Inc.’s internal control over financial reporting, and schedules of National Health Investors, Inc. appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009.
We also consent to the reference to us under the caption “Experts” in the Prospectus.
/s/ BDO Seidman, LLP
BDO Seidman, LLP
Nashville, Tennessee
May 28, 2010